[ K P M G L o g o ]
KPMG LLP
1660 International Drive
McLean, VA 22102
Report of Independent Registered Public Accounting Firm
The Board of Directors
NCB, FSB:
We have examined management's assessment, included in the accompanying Management's
Assertion on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation
AB (Management's Assertion), that NCB, FSB (the Bank) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the servicing of asset backed securities transactions conducted by the Bank as of and for the year ended
December 31, 2007 (the Platform), except for the servicing criteria set forth in Appendix B to
Management's Assertion, which the Bank has determined are not applicable to the activities it performs with respect to the Platform. With respect to applicable servicing criteria 1122(d)(4)(vi)
and 1122(d)(4)(vii), Management's Assertion indicates that there were no activities performed during the year ended December 31, 2007, with respect to the Platform, because there were no occurrences of events that would require the Bank to perform such activities. Appendix A to
Management's Assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank's compliance with those applicable servicing criteria. Our responsibility is to express an opinion on management's assessment about the Bank's compliance based on our exa mination.
Our examination was conducted in accordance with the standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable servic ing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the
Platform, testing selected servicing activities related to the Platform, and determining whether the
Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report.
Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the
Bank during the period covered by this report for the selected transactions or any other transactions.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the applicable servicing criteria.
As described in the accompanying Management's Assertion, for servicing criteria 1122(d)(1)(i) and
1122(d)(4)(xi), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the serv icing criteria applicable to each vendor as permitted by
Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation
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17.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the Bank complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(1)(i) and 1122(d)(4)(xi) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2007, is fairly stated, in all material respects.
/ s / K P M G L L P
McLean, VA
March 3, 2008